UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2013

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 25, 2013, Montpelier Re Holdings Ltd. (the “Company”) announced the planned retirement of its Executive Vice President, Chief Operating Officer and Head of European Operations, Thomas G.S. Busher, effective December 31, 2013.  Mr. Busher also currently serves as a director and Deputy Chairman of the Company’s Board of Directors and Chairman of the board of directors of Montpelier Underwriting Agencies Limited (“MUAL”), the Company’s wholly-owned Lloyd’s Managing Agent based in London.

In connection with Mr. Busher’s retirement, pursuant to a Transition Letter dated February 21, 2013 (the “Transition Letter”), he has agreed: (i) to continue to serve in his current executive roles with the Company and its various subsidiaries through December 31, 2013, the effective date of his retirement and the expiry of his current service agreement with the Company, and to assist the Company in transitioning his executive duties during that period; (ii) to continue to serve as non-executive Chairman of MUAL for an initial two (2) year term following his retirement date of December 31, 2013; and (iii) to retire from the Company’s Board of Directors at the conclusion of the Company’s 2013 Annual Meeting of Members on May 17, 2013, coinciding with the end of his current term as a director.

Mr. Busher’s current service agreement provides that, if it expires under certain circumstances, Mr. Busher will be entitled to accelerated vesting of all of his outstanding Restricted Share Units (“RSUs”) and a cash payment equal to the sum of his annual base salary and his highest annual bonus for the three (3) years prior to the expiration of his agreement.  Pursuant to the Transition Letter, Mr. Busher waived all rights to these amounts, including any entitlement to payments upon expiration or non-renewal of his service agreement.  In consideration for Mr. Busher’s waiver of these and other rights under his service agreement, as well as his release of any claims against the Company and his continued compliance with the restrictive covenants contained in his service agreement, the Company agreed to: (i) the continued vesting of RSUs previously awarded to Mr. Busher under the Company’s Long-Term Incentive Plan (the “LTIP”), subject to the accelerated vesting events set forth in the Transition Letter; (ii) continued eligibility to receive a cash payment pursuant to the Company’s 2013 Annual Bonus Plan; and (iii) continued eligibility for participation in the Company’s LTIP with respect to any contingent RSUs that may be awarded to him for the 2013-2016 award cycle, subject to achievement of performance goals for 2013 established at the time of grant, and subject to the accelerated vesting events set forth in the Transition Letter.  The Company has also agreed to provide Mr. Busher with certain repatriation expenses and tax advisory services.

Pursuant to the Transition Letter and in connection with his role as non-executive Chairman of MUAL, effective January 1, 2014, Mr. Busher will be entitled to receive: (i) an annual retainer of £50,000 as a non-executive director of MUAL, plus an annual retainer of £10,000 as non-executive Chairman of MUAL; and (ii) continued participation in the Company’s group medical plan, subject to his continued service on the MUAL board.

In the event that Mr. Busher’s employment with the Company terminates for any reason prior to December 31, 2013, his Transition Letter shall be deemed null and void and of no further force and effect and, unless otherwise varied, the terms of his current service agreement will apply with respect to such termination.

The foregoing description of the Transition Letter is qualified in its entirety by reference to the Transition Letter, which is attached as Exhibit 10.1.

On February 25, 2013, the Company issued a press release announcing the planned retirement of Mr. Busher, which is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Transition Letter dated February 21, 2013, among Montpelier Re Holdings Ltd. and Thomas G. S. Busher.

99.1	Text of Press Release dated February 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.
(Registrant)

February 25, 2013	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Transition Letter dated February 21, 2013, among Montpelier Re Holdings Ltd. and Thomas G. S. Busher.

99.1	Text of Press Release dated February 25, 2013.